Exhibit 10.1

ASSUMPTION AGREEMENT

THIS AGREEMENT is made and entered into this 3rd day of January, 2012, by and between MGP Ingredients, Inc., a Kansas corporation (“MGPI”) and  MGPI Holdings, Inc., a Kansas corporation (“Holdings”).

WHEREAS, MGPI sponsors certain incentive, compensation, benefit and welfare plans for executives, employees and non-employee directors of MGPI;

WHEREAS, MGPI is party to certain employment and other agreements with employees or directors of MGPI;

WHEREAS, Holdings, MGPI and MGPI Merger Sub, Inc. have entered into an Agreement of Merger and Plan of Reorganization dated January 3, 2012 (the “Merger Agreement”) pursuant to which MGPI will become a wholly-owned subsidiary of Holdings, and Holdings will become the issuer of shares which will be issued or delivered under certain of those plans on the terms and subject to the conditions set forth therein; and

WHEREAS, the Merger Agreement provides that Holdings shall assume the sponsorship of various MGPI incentive, compensation, benefit and welfare plans and be substituted for MGPI thereunder, all as of the “Effective Time”, as defined in the Merger Agreement.

NOW, THEREFORE, it is hereby agreed as follows:

1. Holdings assumes and adopts the incentive, compensation and benefit plans listed on Appendix A hereto (the “Assumed Plans”), and is substituted for MGPI as the sponsoring “Employer” thereunder, effective as of the Effective Time.  By such assumption, Holdings assumes all of the rights, and agrees to perform all obligations, of MGPI under the Assumed Plans, as in effect immediately prior to the Effective Time, and Holdings adopts any and all goals established by MGPI under the Assumed Plans.  MGPI shall have no further obligation under the Assumed Plans as the sponsor thereof but shall continue as a participating or adopting Employer, as to its employees, to the extent permitted or required under each Assumed Plan.

2. As of the Effective Time, Holdings shall assume from MGPI all authority and responsibility for amending, modifying or terminating each Assumed Plan then in effect and for appointing and removing all administrative committee or other committee members, trustees, custodians and agents of the Assumed Plans, provided, however, that such authority and responsibility for amending, modifying, terminating and administering each Assumed Plan (including the appointment or removal of committee members and others) may be delegated by Holdings to directors, officers or employees of Holdings or MGPI or other direct or indirect subsidiaries of Holdings that have adopted the Assumed Plans, which subsidiaries as of the date hereof are set forth in Exhibit B hereto, and provided further that following the Effective Time and until further action by Holdings, the provisions of all Assumed Plans shall remain in effect and all committee members, trustees, custodians and agents shall hold office on the same basis as immediately preceding the Effective Time.

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3. As of the Effective Time, each reference to shares of MGPI common stock in the Assumed Plans shall be deemed to be amended to refer to shares of Holdings common stock.

4. As of the Effective Time, each option or right to purchase one or more shares of MGPI common stock pursuant to an Assumed Plan shall become an option or right to purchase a corresponding number of shares of Holdings common stock on the same terms as an option or right to purchase shares of MGPI common stock existed under an Assumed Plan immediately prior to the Effective Time.

5. As of the Effective Time, each right to receive or obligation to distribute one or more shares of MGPI common stock or to receive or to pay an amount based on  the value of a share or shares of MGPI common stock under an Assumed Plan shall become a right or obligation, as the case may be, to receive or distribute shares of Holdings common stock or to receive or to pay an amount based on the value of a share or shares of Holdings common stock on the same terms as the right or obligation to receive or distribute shares of MGPI common stock or to receive or to pay an amount based on the value of a share or shares of MGPI common stock existed under any of the Assumed Plans immediately prior to the Effective Time.

6. Each Assumed Plan shall be deemed to be further amended as the appropriate officers of MGPI and Holdings deem necessary or appropriate, in their discretion, to implement the intent of the foregoing and the terms of this Assumption Agreement.

7. Neither the assumption of the Assumed Plans by Holdings nor the consummation of the foregoing reorganization transaction by the parties shall be deemed to be a termination of an Assumed Plan, nor cause any benefit to vest under an Assumed Plan, nor accelerate the accrual or payment of any benefit thereunder.

8. Except as modified by this Assumption Agreement, Participants in the Assumed Plans as of the date hereof shall have all of the rights and benefits thereunder as existed on the day before the Effective Date and no other changes in the Assumed Plans are intended hereby.

9. This Assumption Agreement may be executed in any number of counterparts, all of which, when executed, shall be deemed to be one and the same instrument.

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IN WITNESS WHEREOF, each party hereto has caused these presents to be executed on its behalf by its duly authorized officer, as of the day and year first above written.

MGP Ingredients, Inc.

By:	/s/ Timothy W. Newkirk
Name:	Timothy W. Newkirk,
Title:	President & Chief Executive Officer

MGP Ingredients, Inc.

By:	/s/ Timothy W. Newkirk
Name:	Timothy W. Newkirk,
Title:	President & Chief Executive Officer

Signature Page to
Assumption Agreement

Appendix A
Assumed Plans

Non-Employee Directors’ Restricted Stock and Restricted Stock Unit Plan

Stock Incentive Plan of 1996

1998 Stock Incentive Plan for Salaried Employees

1996 Stock Option Plan for Outside Directors

Stock Incentive Plan of 2004

Employee Stock Purchase Plan

Employee Stock Ownership Plan

Exhibit B

Participating Employers under Assumed Plans

MGP Ingredients, Inc.

MGPI of Indiana, LLC (f/k/a Firebird Acquisitions, LLC)

MGPI Pipeline, Inc.(f/k/a Midwest Grain Pipeline, Inc.

DM Ingredients GmbH

Illinois Corn Processing, LLC